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                       [THE MEDICINE SHOPPE LETTERHEAD]

                     Medicine Shoppe International, Inc.

                      CARDINAL HEALTH AND MEDICINE SHOPPE
                      INTERNATIONAL SIGN MERGER AGREEMENT

Dublin, Ohio, and St. Louis, Missouri, August 28, 1995 -- Cardinal Health, Inc. (NYSE: CAH), a leading U.S. pharmaceutical distributor, and Medicine Shoppe International, Inc. (NASDAQ: MSII), the largest franchisor of independent retail pharmacies in the U.S., jointly announced today that they have signed a definitive agreement with respect to a merger in which Medicine Shoppe will become a wholly-owned subsidiary of Cardinal Health.

Under the terms of the transaction, shareholders of Medicine Shoppe will receive $45.00 in the form of Cardinal Health common stock for each common share of Medicine Shoppe, so long as the market price of Cardinal stock is between $51.58 and $58.17 (based upon the average closing prices thereof over a specified period). Depending on the price of Cardinal Health's common stock, the number of shares Cardinal will issue in the transaction ranges from approximately 5.990 million to 6.755 million. Based upon the current market price of Cardinal Health's common stock of $55.00 per share, Cardinal would issue approximately 6.335 million common shares representing a transaction value of approximately $348 million.

If the price of Cardinal Health common stock is a certain level below $51.58, Cardinal has the option to issue additional shares to eliminate the right of Medicine Shoppe not to close the transaction in such event. In connection with the transaction, Medicine Shoppe has granted Cardinal an option to purchase 1.3 million common shares at a price of $39.00 per share, exercisable upon the occurrence of certain events. The merger, which is expected to be completed in late 1995, is subject to, among other things, approval by the shareholders of Medicine Shoppe and the receipt of appropriate regulatory approvals. This combination has been structured as a tax-free reorganization and will be accounted for as a pooling of interests.

Cardinal Health, Inc., based in Dublin, Ohio, is a leading pharmaceutical distributor in the United States. The company provides an array of innovative, value-added services to a broad base of customers nationwide including hospitals, independent and chain pharmacies, managed care facilities, alternate care centers, and the pharmacy departments of supermarkets and mass merchandisers. The company reported sales of $7.8 billion, net income of $85.0 million, and earnings per share of $2.01 for its fiscal year ended June 30, 1995. Over the last five years, the company has experienced annual compound growth rates in sales and earnings per share of 29.6% and 39.5%, respectively.

Medicine Shoppe International, Inc., headquartered in St. Louis, Missouri, is the largest franchisor of independent retail pharmacies in the United States. The company currently has 987 franchisee locations in 46 states, and also has franchisees operating 109 pharmacies in seven foreign countries. Approximately 94% of the sales from Medicine Shoppe's apothecary-style stores are derived from prescriptions. Medicine Shoppe provides the pharmacist/franchisee with a comprehensive system of business training, site location, marketing and advertising programs, purchasing and managed care programs, and management support designed to help the franchisee build a successful business. For the twelve months ended June 30, 1995, the company reported revenues of $53.8 million, net income of
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$16.0 million, and earnings per share of $2.06.  Sales reported by Medicine
Shoppe(R) pharmacies over the same twelve-month period totaled $923 million. The company has grown revenues and earnings per share at annual compound rates of 12.1% and 15.1%, respectively, over the last five fiscal years.

"This is a very exciting step for us," commented Robert D. Walter, chairman and chief executive officer of Cardinal Health, Inc. "Over the years, Cardinal Health has moved beyond the purely logistical side of drug wholesaling to offer a combination of value-added information, marketing and educational services to its customers. This merger with Medicine Shoppe creates numerous networking opportunities for all Cardinal customer segments in the new areas of information and cognitive services provided by pharmacists."

"Medicine Shoppe runs an excellent operation with a proven formula for success in the retail pharmacy marketplace," added John C. Kane, president and chief operating officer of Cardinal Health, Inc. "Our affiliation with Medicine Shoppe will enable us to broaden further the range of programs offered and options available to Medicine Shoppe(R) franchisees, Cardinal's retail customers, and other customer segments as local integrated health networks continue to develop. Furthermore, our combined companies will significantly improve Cardinal's ability to support the marketing and distribution needs of our suppliers."

"We are extremely enthusiastic about this merger with Cardinal Health," stated David A. Abrahamson, president and chief executive officer of Medicine Shoppe International, Inc. "Both of our companies have been innovators in their respective businesses. The combination of our efforts will magnify this innovative spirit benefiting our franchisees, customers, and suppliers as we continue to develop new pharmacy services and find ways to drive down costs within the health care system. We believe the transaction is very favorable for our shareholders, providing them with an interest in a solid, rapidly growing company with a proven track record."

Mr. Abrahamson continued, "Cardinal Health is the ideal partner for Medicine Shoppe. Its organizational structure and management philosophy will enable our company to continue to operate as a separate entity. At the same time, our combined companies will enjoy the benefits of shared knowledge and resources."

"Even without considering the substantial marketing and information synergies that we believe to exist between our two organizations, this will be a non-dilutive transaction," Mr. Walter emphasized. "Additionally, both Cardinal and Medicine Shoppe have very strong balance sheets with ample capital. Medicine Shoppe has no long-term debt or lines of credit, and has financed its growth through cash flow from normal operations. This transaction will add no goodwill to Cardinal's balance sheet, and the net debt to total capital ratio of the combined companies is anticipated to be less than 20% at the closing of this transaction. As a result of this capital strength, Cardinal Health will continue to have considerable flexibility for the consideration of additional acquisition opportunities."

Upon the closing of this merger, Medicine Shoppe will operate as a separate subsidiary of Cardinal Health, Inc. Mr. Abrahamson and the other members of the company's management team will continue to serve in their current positions, and the company's headquarters will remain in St. Louis.